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                                                                    EXHIBIT 10.7


                                    STANDARD FORM
                            EXECUTIVE EMPLOYMENT AGREEMENT


     Employment Agreement ("Agreement") dated as of June 30, 1998 between Arbor National Holdings, Inc., a Delaware corporation (the "Company"), and Elliot Silverman (the "Executive").

                                      ARTICLE I

                                      EMPLOYMENT

     The Company hereby employs Executive, and Executive accepts employment with the Company, upon the following terms and conditions:


     1.1  EMPLOYMENT.

          (a) The Company hereby employs Executive, and Executive agrees to serve, as the Senior Vice President- Human Resources, Organization Development, Marketing and Management Information Systems of the Company.

          (b) Commencing January 1, 1999, the Executive agrees to devote substantially his full business time and attention and best efforts to the affairs of the Company and the Subsidiaries. Prior thereto, the Executive may engage in activities not related to the Company, provided that these activities do not interfere with the Executive's responsibilities to the Company as determined by the Chief Executive Officer.

          (c) Executive represents and warrants to the Company that he is free to accept employment with the Company as


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contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with his acceptance of employment pursuant to the terms hereof or the full performance of his obligations hereunder or the exercise of his best efforts in his employment hereunder or which would otherwise pose any conflict of interest.


     1.2  TERM.  Subject to the provisions for earlier termination set forth in
Article IV hereof, this Agreement shall commence on the effective date of the Company's initial public offering, and it shall continue until the close of business on December 31, 2001 (the "Employment Term").


                                      ARTICLE II

                                     COMPENSATION


     2.1  ANNUAL SALARY; BONUS.

          (a) During the Employment Term, the Company shall pay to the Executive a base annual salary of $175,000. The "Base Salary" shall be reviewed annually and shall be payable in accordance with the Company's customary procedures.

          (b) The Executive shall be entitled to participate in the bonus pool and any other compensation plans established for executive officers.

          (c) The Executive shall receive such award of stock incentives pursuant to the Company's 1998 Long-Term Incentive Plan


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as described on Exhibit "A" annexed hereto.


     2.2 REIMBURSEMENT OF EXPENSES. (a) The Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel, entertainment and living expenses while away from home on business at the request of, or in the service of, the Company or any Subsidiary, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.


     (b) The Executive shall be entitled to receive all of the relocation benefits set forth in the Company's Offer Letter dated January 28, 1998.


     2.3 BENEFITS. The Executive shall be entitled to participate in and be covered by all health, insurance, pension and other employee plans and benefits established by the Company (collectively referred to herein as the "Company Benefit Plans") for its executive employees generally, subject to meeting applicable eligibility requirements.


     2.4 VACATIONS AND HOLIDAYS. The Executive shall be entitled to an annual vacation leave of four (4) weeks at full pay. The Executive shall be entitled to such holidays as are


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established by the Company for all employees.






                                     ARTICLE III

                     CONFIDENTIALITY; NONDISCLOSURE; NON-COMPETE


     3.1 CONFIDENTIALITY. Executive understands and acknowledges that during his employment with the Company he will be exposed to Confidential information (as defined below), all of which is proprietary and which will rightfully belong to the Company. Executive shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Executive during his employment with the Company and shall not, directly or indirectly, at any time, either during or after his employment with the Company, without the Company's prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than the Company or its employees, except as required in the performance of his duties for the Company or as otherwise required by law. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft. The term "Confidential Information" shall mean any information not


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generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained by Executive from the Company, its subsidiary, or which was learned, discovered, developed, conceived, originated or prepared by Executive during or as a result of the performance of any services by Executive on behalf of the Company. For purposes of this
Article III, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.


     3.2 NON-SOLICITATION. The Executive agrees that for a period of one (1) year following his termination of employment with the Company, the Executive will not, on behalf of himself or any other party, directly or indirectly, solicit, recruit, hire or cause to be hired, any individual or individuals who are employed by or act as agents or contractors for the Company or its subsidiaries/affiliates on or after Executive's date of termination.


     3.3 RETURN OF DOCUMENTS. Except for such items which are of a personal nature to Executive (E.G., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company and shall not be copied, summarized, extracted from or removed from the premises of the Company, except in pursuit of the


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business of the Company at the direction of the Company and shall be delivered to the Company, without retaining any copies, upon the termination of Executive's employment or at any time thereafter as requested by the Company.


     3.4 NON-COMPETE. During the Employment Term and for the "Non-Compete Period" (herein defined), the Executive will not, directly or indirectly: (i) own, manage, operate, join, control, or participate in or be connected with, as an officer, employee partner, stockholder, director, adviser, consultant, or agent (whether paid or unpaid), any business, individual, partnership, firm or corporation (collectively "Entity"), which is at the time engaged in a business which is, directly or indirectly, in competition with the business of the Company or any Subsidiary; the foregoing provision being also intended to prohibit the Executive from acquiring or holding more than one (1%) percent of any issue of stock or securities of any Entity which has any securities listed on a national securities exchange or quoted in the daily listing of over-the-counter market securities; or (ii) solicit or assist any person or entity to terminate such person's or entity's contractual and/or business relationship with the Company or any Subsidiary.

          For the purposes of this Paragraph, the term "Non-Compete Period" shall mean (i) in the case the Executive's employment is terminated pursuant to Paragraph "4.1" and "4.2" hereof, a one (1) year period from the date of termination, and


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(ii) in the case the Executive terminates his employment pursuant to paragraph
"4.3" without Good Reason a one (1) year period from the date of termination.

          The Executive agrees that the salary and benefits received by Executive during the Employment Term is adequate consideration for the non-competition covenants of Executive specified above. However, in order to prevent undue hardship of Executive, the Company agrees that if, due to the Executive's compliance with the non-competition covenants specified above, Executive is unable to find suitable employment after the Employment Term and demonstrates same to the Company's chief executive officer, then, if and to the extent that the Company insists on compliance by Executive with this paragraph 3.4, then Company shall pay Executive an amount equal to his last annual base salary, pro rata, for so long as Company insists on compliance by Executive with the provisions of this paragraph 3.4.


     3.5 RIGHT TO INJUNCTIVE AND EQUITABLE RELIEF. The Executive's obligations not to disclose or use Confidential Information and to refrain from the non-solicitation and non-compete activities described in this Article III are of a special and unique character which gives them a peculiar value, and which is supported by valuable consideration. The Company cannot be reasonably or adequately compensated in damages in an action at law in the event Executive breaches such obligations. Therefore, the Executive expressly agrees that the Company shall be entitled


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to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess. Furthermore, the obligations of the Executive and the rights and remedies of the Company under this Article III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to mis-appropriation or theft or trade secrets of confidential information.


                                      ARTICLE IV

                                     TERMINATION


     4.1 TERMINATION BY COMPANY WITH OR WITHOUT CAUSE. The Company may terminate Executive's employment for cause on 30 days written notice.


     4.2  PERMANENT DISABILITY.    The Company may terminate Executive's
employment due to Executive's permanent disability. "Permanent Disability" shall mean a physical or mental incapacity as a result of which the Executive becomes totally unable to continue the performance of his duties hereunder for a period of one hundred eighty (180) consecutive days or a period of an aggregate of two hundred seventy (270) days in any consecutive twenty-four (24) month period. A determination of Permanent Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in


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the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to the occurrence and continuance of a Permanent Disability.


     4.3 TERMINATION BY EXECUTIVE. The Executive may voluntarily terminate this Agreement upon ninety (90) days written notice to the Company, which termination shall be deemed to be without Good Reason. The Executive may also terminate this Agreement on thirty (30) days written notice to the Company with Good Reason in the event the Company has materially breached its material obligations to the Executive. In this case, the Executive shall state the specific facts and circumstances of such breach in the written notice provided to the Company.


     4.4 DEATH OF EXECUTIVE. This Agreement shall terminate immediately upon the death of the Executive.


     4.5  SEVERANCE BENEFITS RECEIVED UPON TERMINATION.

          (a) If (i) the Executive's employment is terminated by death, or due to permanent disability, or by the Company for cause pursuant to paragraph 4.1, or (ii) the Executive terminates his employment without Good Reason, then the Company shall pay the Executive his Base Salary through the end of the month during


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which such termination occurs (or at the Executive's election, the rate in effect on the first day of the month preceding the month in which the date of termination occurs) plus credit for any vacation earned but not taken and the Company shall thereafter have no further obligations to the Executive under this Agreement; PROVIDED, HOWEVER, that the Company will continue to honor any obligations that may have accrued under the existing Company Benefit Plans or any other agreements or arrangements applicable to the Executive.

          (b) If the Executive's employment is terminated by the Company without cause the Executive will be payed severance as follows:

               (1) Executive's base pay, subject to standard witholdings, is guaranteed and will continue to be paid on a semi-monthly basis for a period of twelve (12) months from the date of Executive's termination;

               (2) In the event that Executive shall not have been employed during said initial twelve (12) month period, and shall continue not to be employed during the thirteenth to twenty-fourth months from the date of Executive's termination, Executive will be paid his base salary, subject to standard withholding, on a semi-monthly basis until Executive becomes employed or until the end of twenty-four
                    (24)


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                    months from the date of Executive's termination, whichever comes first. For purposes of this Agreement, employment shall be defined to include employment as a consultant or independent contractor.


                                      ARTICLE V

                                  GENERAL PROVISIONS


     5.1 BENEFICIAL INTERESTS. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.


     5.2 NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt required, postage prepaid, as follows:


               If to the Company:

               Arbor National Holdings, Inc.


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               333 Earle Ovington Boulevard
               Uniondale, New York  11553
               Attn.:  Chairman, Compensation Committee of
                         Board of Directors



               If to the Executive:

               Mr. Elliot Silverman
               21 Broadview Farm Road
               St. Louis, Mo. 63141


or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.


     5.3 NO WAIVERS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.


     5.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.


     5.5  SEVERABILITY OF PARTIAL INVALIDITY.  The invalidity or


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un-enforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


     5.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


     5.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.


     5.8 HEADINGS. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the validity or interpretation of this Agreement.


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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                              ARBOR NATIONAL HOLDINGS, INC.
                              a New York corporation


                              By: /s/ Ivan Kaufman
                                  -----------------------------------


                              /s/ Elliot Silverman
                              ---------------------------------------


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